CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated September 26, 2006, with respect to the consolidated balance sheets of IsoRay, Inc. and Subsidiary as of June 30, 2006 and 2005, and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows for the years then ended, which report appears in Amendment No. 1 to Form S-8 registration statement for the IsoRay, Inc. Amended and Restated 2006 Director Stock Option Plan, to be filed on or about December 18, 2006.

/s/ DeCoria, Maichel & Teague, P.S.
Spokane, Washington
December 18, 2006